EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges

                                                      Three Months Ended
                                                          March 31, 1999
(in thousands, except ratio):
================================================================================
Net income                                                $    17,147
                                                          -----------

Fixed charges:
      Advisory fees                                                63

Total fixed charges                                                63

Earnings before fixed charges                             $    17,210
                                                          ===========

Fixed charges, as above                                   $        63
                                                          ===========

Ratio of earnings to fixed charges                             273.17
                                                          ===========

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